UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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WYNN RESORTS, LIMITED

(Name of Registrant as Specified in Its Charter)

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On September 28, 2012, Wynn Resorts, Limited addressed the following letter to its stockholders.

WYNN RESORTS, LIMITED

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(702) 770-7000

September 28, 2012

Dear Stockholder:

Wynn Resorts, Limited’s (referred to herein as the “Company”) November 2, 2012 Annual Meeting of Stockholders is quickly approaching. We are issuing this letter to provide additional information about the proposals that are set forth in the definitive proxy statement, which was filed with the Securities and Exchange Commission on September 20, 2012.

Proposal No. 1 Election of Directors

We encourage you to vote FOR the election of the four nominees listed in the proxy statement: Linda Chen, Marc D. Schorr, J. Edward (Ted) Virtue and Elaine P. Wynn. Please note that Elaine P. Wynn and Stephen A. Wynn, the Chairman and Chief Executive Officer of the Company, are former spouses.

Proposal No. 2 Approval of the Wynn Resorts, Limited Amended and Restated Annual Performance Based Incentive Plan for Executive Officers

We are asking stockholders to approve the Amended and Restated Annual Performance Based Incentive Plan for Executive Officers (referred to herein as the “Incentive Plan”). As discussed in the proxy statement, stockholder approval of the Incentive Plan as amended and restated is intended to constitute approval for purposes of the approval requirements of Section 162(m) of the Internal Revenue Code. Bonus awards under the Incentive Plan are payable in cash, stock, or options, or a combination thereof (with any such stock or options issuable only pursuant to another equity compensation plan maintained by the Company that has been approved by the Company’s stockholders, such as the Company’s 2002 Stock Incentive Plan, as amended, which was approved by stockholders at the Company’s 2011 annual meeting).

The Board of Directors approved the amendment and restatement of the Incentive Plan on September 11, 2012, subject to stockholder approval. As amended and restated, the Incentive Plan differs from the version of the Incentive Plan last approved by stockholders on May 8, 2007 in the following respects:

•	Performance under the Incentive Plan as amended and restated will be based on achievement of “Adjusted Property EBITDA,” as defined in the Incentive Plan and explained in the proxy statement, and the performance goal for a performance period will be attained if the Company’s Adjusted Property EBITDA, on either a consolidated basis or with respect to any one Company property, for the performance period is positive. Under the original Incentive Plan, in addition to being able to condition bonuses on achieving positive Adjusted Property EBITDA, the Compensation Committee could instead condition the payment of bonuses under the Incentive Plan on attainment of one or more other pre-established objective performance goals under a wide range of financial, operational or individual performance criteria enumerated in the plan document, such as stock price, gross revenue, cash flow, return on invested capital, project completion, and customer satisfaction. Under the Incentive Plan as originally adopted and as amended and restated, once the pre-established performance condition is achieved, actual bonus payments under the Incentive Plan can be determined by the Committee in its sole discretion based on any criteria it determines appropriate.

•

The Incentive Plan as amended and restated limits the maximum bonus payable to any one participant in respect of any performance period at $10 million. Under the original Incentive Plan, a participant’s bonus could not exceed the lesser of $10 million and a specified percentage of the participant’s average base annual salary over the performance period (250% for the chief executive officer and 200% for all other participants).

We encourage you to vote FOR the approval of the Amended and Restated Annual Performance Based Incentive Plan for Executive Officers.

Proposal No. 3 Ratification of Appointment of Independent Public Accountants.

We encourage you to vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent public accountants for the year 2012.

We thank you for your continued support of Wynn Resorts, Limited.

Sincerely,

/s/ Kim Sinatra

Kim Sinatra

Secretary